AMENDMENT DATED AUGUST 31, 2010
TO THE
AMENDED AND RESTATED
BY-LAWS OF
JOHN HANCOCK INCOME SECURITIES TRUST
JOHN HANCOCK INVESTORS TRUST
JOHN HANCOCK PREFERRED INCOME FUND
JOHN HANCOCK PREFERRED INCOME FUND II
JOHN HANCOCK PREFERRED INCOME FUND III
EACH DATED SEPTEMBER 14, 2004 AS AMENDED
AND
AMENDED AND RESTATED
BY-LAWS OF
JOHN HANCOCK TAX-ADVANTAGED DIVIDEND INCOME FUND

DATED DECEMBER 16, 2003 AS AMENDED MARCH 8, 2005 AS AMENDED

Section 4.3 of ARTICLE IV is hereby amended to read as follows in its entirety:
Section 4.3 Retirement Age. The retirement age for Trustees shall be seventy three and therefore each Trustee shall retire from service on December 31 of the year in which he or she reaches his or her seventy-third birthday.